Exhibit 99.1

KS BANCORP, INC

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

Smithfield, NC –October 22, 2004

KS Bancorp, Inc. (KSAV) Announces Third Quarter and Year to Date 2004 Financial Results and Dividend.

KS Bancorp, Inc. today reported consolidated earnings of $288,000, or $0.24 per diluted share for the quarter ended September 30, 2004 compared to earnings for the same period in 2003 of $297,000, or $0.25 per diluted share.

Net income for the nine months ended September 30, 2004 was $861,000, or $.72 per diluted share, as compared with net income of $1,152,000, or $.98 per diluted share, for the nine months ended September 30, 2003, a decrease of $291,000, or $.26 per share. The decrease in earnings is primarily attributed to increases in the loan loss provision, salaries and occupancy expenses associated with the opening of new facilities, as well as expenses related to foreclosed real estate. In addition, the sale of mortgages into the secondary market slowed significantly during the nine months of 2004.

The Company’s core earnings, however, show a positive trend as evidenced by the increase in net interest income, which increased to $5,315,000 during the nine months ended September 30, 2004 as compared to the $5,241,000 earned during the same period in 2003.

Consolidated total assets increased by $21.7 million during the nine months ended September 30, 2004, from $201.5 million at December 31, 2003 to $223.2 million at September 30, 2004, a 10.8% increase. This growth in the Company’s total assets resulted primarily from the 12.1% increase in our net loan portfolio. Net loans increased from $151.8 million at December 31, 2003 to $170.2 million at September 30, 2004. Additionally, liquid assets, consisting of cash and cash equivalents and investment securities available for sale, experienced a net increase of $2.9 million. Funding for this growth was provided primarily from increase in total deposits of $16.4 million. Total deposits of $158.7 million at September 30, 2004 represent an 11.5% an increase in deposits year to date.

In addition to the earnings report issued today, KS Bancorp, Inc. announced the payment of a quarterly cash dividend of $0.16 per share for stockholders of record on October 25, 2004, with payment to be made on November 5, 2004.

KS Bancorp, Inc. is a Smithfield, North Carolina-based single bank holding company. KS Bank, Inc., a state-chartered savings bank, is KS Bancorp’s sole subsidiary. The Bank emphasizes being a community bank offering traditional banking products and services through its operation of seven full service branches located in Kenly, Selma, Clayton, Garner, Goldsboro, Wilson, and Smithfield, North Carolina.